Exhibit 99.1

Oct. 4, 2007

Contact:

Wayne E. Travers Jr.

For Wise Metals Group

203-378-1152 ext. 111

Wise Metals Group LLC Announces $75 Million Preferred Equity

Investment by the Retirement Systems of Alabama

BALTIMORE, Md. – Wise Metals Group LLC has expanded its relationship with the Retirement Systems of Alabama (RSA) by reaching an agreement with respect to a new $75 million convertible preferred equity transaction, company officials announced today.

The preferred interest is convertible into 25 percent of the common interest. Previously, RSA, which manages approximately $32 billion on behalf of its members, provided debt funding of $30 million to Wise Metals Group. This additional funding will be used to provide working capital and support business operations for Wise’s expanding can sheet business including their previously announced new foreign can sheet volumes as well as their increasing commercial alloys business.

“We’re excited about Wise’s future prospects as a strong and dynamic business under the leadership of controlling owner David D’Addario and his team,” said Dr. David G. Bronner, CEO of RSA. The potential in the aluminum industry is unlimited and Wise provides a vehicle to pursue these opportunities and bring more economic growth to Alabama.”

“We’re pleased that we could expand our relationship with the RSA and Dr. Bronner. This clearly demonstrates their commitment to the State of Alabama,” said Wise Metals Group Chairman and Chief Executive Officer David D’Addario. “This provides Wise Metals Group with a strong financial partner and positions the company to take advantages of any and all opportunities available in the aluminum industry, regardless of their size or magnitude.”

No further terms of the financing were disclosed.

-more-

About RSA

The Retirement Systems of Alabama (RSA) currently manages 20 funds with aggregate assets of approximately $33 billion. The RSA is the 14th largest internally managed public pension plan in the world and consists of the Teachers’ Retirement System (TRS), Employees’ Retirement System (ERS), Judicial Retirement Fund (JRF), and the Public Education Employees’ Health Insurance Plan (PEEHIP). The RSA has a diverse portfolio with many real estate holdings in Alabama and owns six office buildings, six parking decks, a park, learning center and activity center in Montgomery, Ala. Its largest holding is 55 Water Street in New York City, the largest privately owned office building in New York and the second largest in the nation. The RSA’s most recent involvement in the Shoals area was a $350 million commitment to the National Alabama Corp. to build a railcar facility which will employ 1,800 people when complete. Other holdings include Raycom Media, which owns and manages 40 TV stations and Community Newspaper Holdings, Inc., which owns 141 daily and weekly newspapers.

About Wise Metals Group

Wise Metals Group LLC is the parent company of Wise Alloys, Wise Recycling and Listerhill Total Maintenance Center. Based in Muscle Shoals, Ala., Wise Alloys is the world’s third-leading producer of aluminum can stock for the beverage and food industries. Wise Alloys is a “high-purpose” company that relies heavily on recycled aluminum in the production of its can stock. Wise Recycling is one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations east of the Mississippi River that support a network of neighborhood collection centers. Listerhill Total Maintenance Center specializes in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

###